EXHIBIT 99.1

Contact:	Noel Devine
Senior Vice President
610-995-1855

Willow Financial Bancorp, Inc. Announces Fiscal 2008 Results

WAYNE, Pa.- September 16, 2008 – Today Willow Financial Bancorp, Inc. (the “Company”) (Nasdaq/Global Select market: WFBC) the holding company for Willow Financial Bank (the “Bank”), reported a net loss of $43.5 million for the fiscal year ended June 30, 2008, or $(2.88) per diluted share, compared to net income of $7.3 million or $0.47 per diluted share for the fiscal year ended June 30, 2007.

The results for the fiscal year ended June 30, 2008 were negatively impacted primarily by three factors:
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A $40.0 million impairment charge to goodwill recorded in the December 31, 2007 quarter end.  The impairment charge to goodwill did not impact the Company’s tangible capital ratio. At June 30, 2008 the Bank remained well capitalized, exceeding all of its regulatory capital requirements with tangible, core and risk-based capital ratios of 7.2%, 7.2%, and 12.6%, respectively.

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A $5.0 million increase in professional fees due primarily to the costs associated with due diligence related to the acquisition of the Company by Harleysville National Corporation (“HNC”) announced on May 21, 2008; consulting and legal costs incurred in investigating the Company’s previously disclosed out of balance condition in its financial statements for prior periods as well as increased costs for the Company’s independent registered public accounting firm.

•	An impairment charge of approximately $1.9 million related to the holding of certain securities. The Company has no exposure to bonds or other securities issued by Lehman Brothers.

Despite the slowdown in the economy the Company experienced net loan growth of $101.5 million or 9.8% during the twelve months ended June 30, 2008. At June 30, 2008, the Company’s total non-performing assets amounted to $10.9 million or 0.69% of total assets at June 30, 2008.

The Company continued to diversify its sources of non-interest income with the acquisition of Carnegie Wealth Management, which provides professional investment consulting services. Non-interest income totaled $13.8 million during the twelve months ended June 30, 2008, which is an increase of $1.5 million or 12.3%, as compared to fiscal 2007.

On September 10, 2008 the shareholders of both Willow Financial Bancorp and Harleysville National Corp. approved the previously announced merger. The merger is expected to close during the fourth quarter of 2008.

About Willow Financial Bancorp

Willow Financial Bancorp, Inc. is the holding company for Willow Financial Bank, a growing community bank in southeastern Pennsylvania with $1.6 billion in assets. With 29 convenient offices, Willow Financial Bank has a substantial community presence in Bucks, Chester, Montgomery, and Philadelphia Counties - some of the fastest-growing communities in southeastern Pennsylvania. The bank provides a complete line of products and services, including: retail banking, business and commercial banking, cash management, wealth management and investments. Our relentless focus on customer service caters to the distinctive needs of consumers and small business owners, through sophisticated commercial clients and high net-worth individuals. Willow Financial Bank has been recognized as Philadelphia magazine’s Best of Philly ® - Best Neighborhood Bank 2007. Headquartered in Wayne, Pa., Willow Financial Bank has the team, the resources and the sophisticated products to compete with any bank in the region. To see what WillPower is worth, visit www.wfbonline.com or call 1-800-639-WILLOW.
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Forward Looking Statements

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to management’s intentions, plans, beliefs, expectations or opinions. Forward-looking statements may be identified by the use of words such as “believe”, “expect”, “will”, “anticipate”, “intend”, “plan”, “estimate”, “could”, “may”, “likely”, “probably” or “possibly”. Willow Financial Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Harleysville National Corporation’s and Willow Financial Bancorp’s businesses and operations, as well as their combined business and operations following the completion of their merger, are and will be subject to a variety of risks, uncertainties and other factors. Consequently, their actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following:  ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in each of Harleysville National Corporation’s and Willow Financial Bancorp’s Annual Report on Form 10-K for the fiscal years ended December 31, 2007 and June 30, 2008, respectively.  See below. Neither Harleysville National Corporation nor Willow Financial Bancorp makes any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

Harleysville National Corporation has filed a registration statement on Form S-4 in connection with the transaction, and Harleysville National Corporation and Willow Financial Bancorp mailed a joint proxy statement/prospectus to their respective shareholders in connection with the transaction. Shareholders and investors are urged to read the joint proxy statement/prospectus, because it contains important information about Harleysville National Corporation, Willow Financial Bancorp and the transaction. You may obtain a free copy of the proxy statement/prospectus as well as other filings containing information about Harleysville National Corporation, at the SEC’s web site at www.sec.gov. A free copy of the proxy statement/prospectus, and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus, may also be obtained from Willow Financial Bancorp, by directing the request to the following person:

Noel Devine
Senior Vice President
Willow Financial Bancorp, Inc.
170 South Warner Road
Wayne, Pennsylvania 19087
610-995-1855